SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 _________________________________________________
Date of Report (Date of earliest event reported): April 17, 2001
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events and Regulation FD Disclosure.

The following consists of prepared comments used for the Caterpillar Inc. First Quarter conference call with security analysts on April 17, 2001.

Opening Remarks

Good morning and welcome to Caterpillar's First Quarter 2001 results conference call. I'm Jim Anderson, Director of Investor Relations. With me is Lynn McPheeters, Vice President and Chief Financial Officer. We will address your questions during the Q&A portion of today's call.

This morning I'll cover our first quarter results, discuss a couple of special topics, review our outlook, go over the usual dealer retail numbers and wrap up with the Q & A. Certain information we will be discussing is forward looking and involves uncertainties that could impact expected results. A discussion of those uncertainties is in a form 8-K filed with the Securities & Exchange Commission today.

Before I start with the comments on the quarter, I want to mention that we are planning to have a meeting for analysts and institutional investors at our primary engine packaging facility in Griffin, Georgia, which is near Atlanta. We'll focus on our engine business and feature the entire leadership team, as well as chairman and CEO Glen Barton. The tentative dates are September 5th and 6th. You'll be hearing more about this meeting in the future.

OK, let's start with the results for the quarter.

First Quarter Results

As you know, this morning we reported first-quarter sales and revenues of $4.81 billion and profit per share of 47 cents. These results are in line with our expectations for a weaker first half of 2001.

SALES and REVENUES were down $109 million from first quarter 2000, due to a 2% decrease in sales volume for Machinery and Engines and the unfavorable impact of the stronger dollar on sales denominated in currencies other than the dollar. Revenues of the Financial Products Division increased 19%. Sales volume for machines was higher, but lower for engines.

Engine sales decreased almost entirely due to the significant reduction in truck engine sales in North America. Demand for electric power generation and oil & gas engine applications remains strong.

The seasonal North American dealer new machine inventory increase of about $350 million during the first quarter was about the same as last year's first quarter increase. Outside North America, dealer new machine inventories increased less than $25 million in the first quarter compared with a decrease of about $200 million in first quarter 2000. The inventory increase was in line with greater sales opportunities outside North America.

Excluding the effects of currency, worldwide machine and engine price realization was flat for the first quarter compared with first quarter 2000.

Now, I'll comment on PROFIT.

The major factors causing the quarterly profit decrease were lower sales volume and related manufacturing inefficiencies, and higher SG&A expenses.

As a matter of interest, currency had no impact on profit for the quarter. This includes the net effect of currency on sales and costs and the currency translation and hedging losses reported in Other Income & Expense.

Material cost reductions for the quarter were more than offset by increases in SG&A and R&D expenses. The R&D expense increase was primarily related to expenditures for emissions. The SG&A expense increase was related to special projects to improve our long-term cost structure, nearly half of which was related to 6 Sigma startup. 6 Sigma activity during the quarter included 71,000 hours of training for 700 of our top managers, 300 black belts and 1,000 green belts. We'll have another 400 black belts and 1,500 green belts trained by year-end. And 6 Sigma will be accretive to results this year, with the benefits beginning in the second half.

As indicated during the last conference call, we expect to have an increase in SG&A and R&D this year of $100-$250 million aimed at long-term cost reduction and emissions. Since some of these expenditures are flexible, the specific amount may vary depending on expected sales and profit for the year. The payback on these expenditures is generally within 1-3 years and we expect to have net cost reductions beginning next year.

Now, I'll provide some comments on North American rental fleets, used equipment and units on allocation.

North American dedicated rental fleet utilization on a twelve- month rolling basis is continuing to run at a strong rate -- about 62% -- which is slightly higher than a year ago.

Rental rates for the rolling twelve months through March have decreased slightly as national rental firms have attempted to gain additional business by reducing rates.

Overall, units in dedicated dealer rental fleets are up about 8% from a year ago. Dedicated dealer rental fleets consist of Rent-to-Rent units and Cat Rental Stores.

Rent-to-Rent units, which currently make up about 63% of the units in dealer rental fleets are down slightly from a year ago and generally include the medium- and large-sized units that are rented for longer time periods.

The Cat Rental Stores, which generally rent smaller machines, currently have about 37% of the rental units in dealer fleets. These fleets are growing rapidly and are up about 35% from a year ago.

North American dealers added 10 Rental Stores in the first quarter, resulting in a total of 305 stores. About 45 more are expected in 2001.

In the Europe/Africa/Middle East region, dealers had 640 rental outlets, 135 of which were converted to the Cat Rental Store identity at quarter-end. This is a significant increase since year-end and represents the acquisition from Hewden Stuart of about 380 stores in the first quarter by Finning International, the Cat dealer in the U.K. In Latin America, we had 70 stores and 5 in Asia/Pacific. At year-end 2001, we are expecting about 350 stores with the Cat Rental Store identity in North America and about 280 stores in the rest of the world. Additionally, there will be about 530 other rental outlets in the EAME region.

North American used equipment prices remained strong, but trended down slightly in the first quarter for most machines. We expect further downward pressure as the U.S. economy slows.

There were no machines on allocation at the end of the first quarter.

Before I get into the outlook, I want to provide some brief comments on two SPECIAL TOPICS that I think will be of interest.

First, I want to give you a brief update on our engine business, which I've been doing for the past 4 quarters because of its significance to our results and future growth.

Our truck engine sales for the quarter were down over 50%. The heavy-duty truck build rate was less than half what it was at the beginning of last year. It is expected to remain weak in the second quarter before starting to grow in the second half of 2001 as a result of interest rate reductions and moderating fuel prices.

We've had six consecutive years of growth in our electric power business at a rate in excess of 20% and we continue to expect that same level of growth in 2001 despite near-term weakness in the technology sector. These expectations are driven by a growing global demand for quality power, growth in worldwide rental power, increasing demand for electricity directly correlated to GDP growth and existing shortages, and a fundamental shift to smaller power plants located closer to load centers. We've had record orders for power generation equipment during the past two months, many for our rental network, which has over 8,000 units and a generating capacity of about 5,000 megawatts. The West Coast power crisis is providing a huge opportunity for rental, with nearly 90% utilization of the Cat rental fleet. And there is some speculation that the power crisis could move to the East Coast this summer.

Industry demand in the oil & gas sector began increasing significantly in 2000 for drilling, gas compression, pumping and well servicing and is continuing this year. Drill rig utilization is about 80%, which is near effective capacity. We have a leadership position in all of these businesses with our reciprocating and turbine engines and intend to maintain that leadership position. We have the broadest product line specifically designed for the oil and gas market, the best worldwide sales and servicing capabilities, and a strong customer base to take advantage of this market growth.

Secondly, I want to provide a brief overview of our recently announced truck engine emissions technology that sets us apart from the rest of the industry. This technology is called ACERT and stands for Advanced Combustion Emissions Reduction Technology and is the primary technology for meeting emissions regulations through 2006 and beyond.

ACERT involves advances in fuel systems, electronics and combustion, as well as a catalytic converter and results in no deterioration in fuel economy, engine horsepower ratings, performance, reliability or durability. It also requires minimal hardware changes and, therefore, will not require redesign of the truck chassis and will be more cost effective and fuel efficient than the exhaust gas recirculation approach being followed by our competitors. The simplicity of ACERT means that the transition from current engines to ACERT-equipped engines will be almost unnoticeable to the customer.

ACERT cannot be retrofitted to existing engines because of the new componentry, but we are developing other emissions-reducing retrofit programs for both on- and off-highway applications which will be announced later.

ACERT is our technology of the future and will be the best emissions solution available for the global truck market to sustain the environment and provide better value to our customers. It will also be used on off-highway engines.

Now, for the OUTLOOK....

The outlook is unchanged from that issued in January of this year despite the fact that world economic growth and the growth in industrial production are expected to moderate somewhat more than forecast in our January outlook. In this environment, company sales and revenues are forecast to be about flat with 2000, with a relatively weaker first half as a result of slowing GDP in the U.S. Slightly higher sales in EAME and emerging markets are expected to be offset by slightly lower sales in North America.

Profit is expected to be down about 5-10% from 2000. Full details of the outlook for 2001 are contained in the company's press release issued today.

Retail Numbers

Now I'll review dealer retail machine numbers and reciprocating and turbine engine sales to users and OEM's. Please remember that all comparisons are based on constant dollars.

Retail Sales of Machines for the 3 months ended March 2001 compared with the same 3 months of 2000 are as follows:

Asia Pacific	EAME	Latin America	Subtotal	North America	World
UP 2-7%	UP 8-15%	UP More Than 25%	UP 8-15%	DN Less Than 2%	UP 2-7%

Now for engines. For the January through March, three-month rolling period, total reciprocating and turbine engine sales to users and OEM's were down 8-15% versus last year. Truck engines were down over 25%. Electric power engine sales were up 2-7%. Industrial engine sales were down 8-15%. Marine engines and engine sales into the oil & gas market were both up over 25%.

Now, let's turn to Dealer Machine Inventories. First, sequentially, comparing March with February 2001.

Asia Pacific	EAME	Latin America	Subtotal	North America	World
DN 8-15%	FLAT	DN 8-15%	DN 2-7%	UP 8-15%	UP 2-7%

Next, year over year, comparing March 2001 with March 2000.

Asia Pacific	EAME	Latin America	Subtotal	North America	World
DN 8-15%	UP 8-15%	DN 8-15%	UP 2-7%	DN 8-15%	DN 2-7%

Dealer inventories of new machines are expected to be down for the year on a worldwide basis in the range of $300 million. As I mentioned earlier, at the end of the first quarter dealer inventories of new machines were up about $350 million from year-end, almost all in North America. This increase is a normal seasonal pattern as dealers prepare for the upcoming selling season.

Asia Pacific dealer new machine inventories are at 2.3 months of sales, which is down from 3.4 months a year ago.

Europe/Africa/Middle East dealers are at 2.7 months of sales, down from 2.9 months a year ago.

Dealer new machine inventories in Latin America are at 3.0 months of sales, down from 4.3 months.

Dealer new machine inventories for the subtotal of these three regions outside North America are at 2.7 months of sales, which is down from 3.2 months a year ago.

North American dealer machine inventories are at 2.6 months of sales, down from 2.9 months.

Overall, on a worldwide basis, dealer machine inventories are at 2.7 months of sales, down from 3.0 months a year ago.

The retail statistics for March are also available on voice mail through May 15. These retail statistics are updated each month about mid-month and can be accessed by calling (309) 675-8000.

Q&A

OK, now it's time to move to the Q&A portion of the call. In the interest of time and fairness to others, as always, please limit yourself to one question and one follow up. First question please...

Closing

It's been a pleasure sharing Caterpillar's results with all of you this morning. If you didn't get your questions asked today, please call me. Thanks for your interest in Caterpillar. Goodbye.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                                                CATERPILLAR INC.

                                                                                 By: /s/ R. Rennie Atterbury
                                                                                          R. Rennie Atterbury III
                                                                                          Vice President

Date: April 17, 2001